EXHIBIT 10.41

PROFESSIONAL SERVICE AND LICENSE AGREEMENT

This Agreement is made by and between PININFARINA EXTRA USA CORP., having its Administrative Office at 350 E . Las Olas Boulevard, Suite 1270, Fort Lauderdale FL 33301, represented by its Managing Director,  Prof. Franco Lodato (hereinafter referred to as “Licensor”) of the one part; and Challenger Powerboats, Inc. having its registered office and principal place of business at 300 Westlink Drive, Washington, MO 63090 represented by its  Chief Executive Officer, Ms. Laurie A. Phillips (hereinafter referred to as “Licensee”) of the other part:

WITNESSETH

WHEREAS Licensor is, together with the other companies of the Pininfarina Group, a world-wide famous stylist and designer in connection with various categories of products and the owner of the world-wide famous Pininfarina trade name and trademark to which a highly reputable goodwill is attached reflecting an image of excellence in creativity as well as in artistic, technical and technological qualities (“Pininfarina Name”);

WHEREAS Licensor is the owner, inter alia, of the registered trademark identified in Exhibit 1 hereto (“Contract Trademark”);

WHEREAS Licensee is successfully engaged in the business of manufacturing and selling of powerboats and enjoys an excellent international reputation in its field of activity;

WHEREAS Licensor has been requested by the Licensee to design for Licensee two boat model projects, the general scheme and activities of which are described in Exhibit 2 (to be prepared and finalized after Licensor’s initial visit to Licensee) hereto;

WHEREAS Licensee desires to manufacture, distribute and sell the products designed or to be designed by Licensor as per above using the Contract Trademark;

WHEREAS Licensor is willing to provide to Licensee the above mentioned licenses subject to and on the terms and conditions herein contained,

NOW THEREFORE, in consideration of the foregoing recitals and of the mutual promises and covenants herein contained and upon and subject to the terms and conditions hereof, the Parties agree as follows:

1.

DEFINITIONS

Except where the context otherwise indicates or requires, wherever used in this Agreement, the following terms shall have the meanings respectively assigned below:

“Agreement” or “this Agreement” shall mean this present Agreement together with any and all its recitals and Exhibits.

“Contract Design” shall mean the external and internal shape and any other styling or design results resulting from the styling and/or design activities carried out or to be carried out by Licensor on or in connection with the Contract Products and/or any derivation thereof.

“Contract Products” shall mean whether individually or collectively the powerboats with the Contract Trademark, including the Offshore Performance Series (“OPS”) and the Family Performance Series (“FPS”) boats.

“Contract Exclusive Territory” shall mean the Territory of North, Central and South America and the Caribbean.  Licensor grants Licensee exclusivity in the Contract Exclusive Territory for all powerboats ranging in size from 20 to 45 feet. Licensee may market Contract Products outside of the Contract Exclusive Territory on a non-exclusive basis.

Contract Trademark” shall mean the trademark composed of the logo “Pininfarina” with graphics identified in Exhibit 1 hereto.

2.

SCOPE OF AGREEMENT

Scope of License

Subject to the terms and conditions of this Agreement, Licensor grants exclusively in the contract Exclusive Territory and non-exclusively for international distribution to other destinations to Licensee the non-transferable license to:

(i)

use the Contract Design in the manufacturing and marketing of the Contract Products;

(ii)

affix the Contract Trademark on the Contract Products with such dimensions and positioning as are set forth by the branding specifications contained in Exhibit 1 hereto;

(iii)

use the Contract Trademark in the advertising communication relating to Contract Products in such manners as set out under this Agreement or as will be agreed to or approved by Licensor from time to time in writing.

Licensee accepts the licenses granted under 2.1 foregoing on the terms and subject to the conditions hereof and undertakes:

(i)

to use the licensing rights granted hereunder only within the limits and in the manner set out in this Agreement;

(ii)

to use the Contract Trademark clearly and definitely separated from Licensee’s own trademarks whether on the Contract Products or in any form of communication;

(iii)

not to assign or sub-license in whole or in part any or all the licensing rights granted hereunder;

(iv)

to launch the Contract Products as represented to Licensor and to use its best efforts for the effective promotion of the best reasonable level of sales of the Contract Products;

(v)

not to use the Contract Design or any element thereof on any products other than the Contract Products.

Licensor has and shall retain exclusive ownership, title and interest in and to the Contract Trademark.  Licensee acknowledges and agrees that Licensee does not and shall not acquire any rights in connection with the Contract Trademark other than the licensing rights expressly granted by this Agreement.

3.

QUALITY OF CONTRACT PRODUCTS

Production Launch

Licensee represents to the Licensor that Licensee will make reasonable efforts to start the production of the Contract Products upon said designs being delivered to and accepted by Licensee.

Quality

Licensee agrees to guarantee that all Contract Products satisfy, at all time, a high standard of quality in respect of raw material, engineering, manufacturing, distribution and advertising communication in line with the best image of the Contract Trademark and Licensee’s reputation.  In particular, all Contract Products shall have a level of quality in line with that of the products belonging to the highest segment of the product line of Licensee.

Qualification

Licensee agrees to give Licensor appropriate evidence that the Contract Products have gone through appropriate tests and controls and that as a result they are certified by Licensee.  Licensor will examine, at licensee facility, the conformity of the Contract Products to the product specifications and to the branding specifications set forth in Exhibit 1 hereto.  If the aforesaid analysis of Licensor shows the required conformity, the Contract Products will be qualified.

Manufacturing Processes

Licensee agrees to set up and implement, at all time, manufacturing and control equipment and processes as will be necessary to guarantee the conformity of the Contract Products to the qualified models referred to in Section 3.3 and more generally to the provisions of this Agreement and shall not put in commerce any non conforming Contract Products and/or any unsafe Contract Products and/or any Contract Products nonconforming  with any legal requirements or prescriptions prevailing in any country where the Contract Products are distributed.

Inspections

Licensee shall manufacture or shall have manufactured the Contract Products in the factories to be notified to Licensor.  Licensee agrees to allow or to procure the access of the Licensor’s delegates to any premises where Contract Products are manufactured, held in warehouse or held for sale, during normal business time.  In the event that the Contract Products are found to be nonconforming to the product specifications and to the branding specifications set forth in Exhibit 1 hereto, Licensee agrees to promptly take such remedial action as shall be required to eliminate the nonconformity and shall not put in commerce any Contract Products unless the nonconformity is remedied.

Product Liability

Licensee agrees to hold Licensor harmless and indemnified against any and all claims of third parties arising from or in connection with alleged defect or nonconformity of Contract Products.

4.

MARKETING OF CONTRACT PRODUCTS

Commercial Launch

Licensee anticipates that it will affect the commercial launch of the Contract Products by January 2008 (specific date to be agreed upon by parties).

Conformity of Advertising

Licensee shall submit to Licensor the projects of advertising communication relating to Contract Products with such advance as will be sufficient to allow Licensee the time necessary to modify the aforesaid projects in order to reflect any modifications as Licensor may deem necessary or appropriate.  The purpose of the approval of Licensor shall be to verify that all items of communication shall be in conformity with the provisions of this Agreement.  Licensee agrees not to use or implement any advertising on which Licensor has raised any objections, provided that Licensor’s objection is based on any conflict of the advertising concerned with any provisions of this Agreement.  Failure by Licensor to notify any objections within 15 days from the date the project of advertising has been submitted to Licensor shall be deemed Licensor’s approval of the project.

Licensor’s Services and Promotional Initiatives

Licensor will be available to prepare for Licensee graphic studies of brochures and/or any item of labeling or packaging, subject to terms and conditions to be agreed upon.

Licensor will be entitled to take part to or organize shows or other similar events where Contract Products will be shown by Licensor at its own cost.  Licensor will also be entitled to set up and implement promotional initiatives, using Contract Products.  The Contract Products necessary for the above mentioned events or promotional initiatives will be made available by Licensee to Licensor, if possible, upon agreement between the parties as to the terms of availability and the assumption of associated costs.

Licensor will use its best efforts to procure the presence of members of the top management of Licensor or of the Pininfarina Group in promotional events organized by Licensee, provided that the date of the event is consistent with the commitments of the concerned person.  In consideration for the aforesaid participation, the parties agree a fee of US$5,000 (five thousand US dollars) for each day of availability of Mr. Paolo Pininfarina, C.E.O. of Pininfarina Extra, in addition to reimbursement of the travel (Business Class) and lodging expenses.

Subject to terms and conditions (including economic terms) to be agreed between the Parties:

(i)

Licensor is available to provide pictures of Licensor’s boat collection and/or to reproduce and use in connection with the Contract Products such photographic shots or other printed material included in the historical archive of Licensor up to the date of termination of this Agreement;

The aforesaid licensing and authorization shall be limited to items in respect of which Licensor shall have ownership title and/or the right of licensing or sub-licensing, as appropriate.  Furthermore such licensing and authorizations shall be limited to be used only in connection with the Contract Products and only during the term of this Agreement.

5.

PROTECTION OF CONTRACT TRADEMARK

No Unauthorized Use

Licensee undertakes not to deposit, apply for or register any trademark or designation which is identical or confusingly similar with the Contract Trademark or other trademarks or designations claimed by Licensor, in any country, including, without limitation, those countries where Licensor itself has not sought formal protection of these rights.  If Licensee obtains any such rights as a consequence of legal provisions, these rights shall be hereby deemed assigned to Licensor and Licensee shall cause the transfer of their registration to Licensor.

Licensee shall not use the Contract Trademark or other trademarks confusingly similar to the Contract Trademark, in any country other than the Contract Territory and shall use the Contract Trademark only as expressly authorized by this Agreement and only during the term of this Agreement.

Co-operation for Protection of Contract Trademark

Licensee shall provide to Licensor such reasonable assistance as may be required by Licensor in view of keeping or improving its title and control on the Contract Trademark and in view of protecting the Contract Trademark against infringements or abuses of third parties.  In the event that Licensor is required to provide evidence of the use of the Contract Trademark, Licensee, at the request of Licensor, shall provide any appropriate statements, materials or documents available to Licensee as will be reasonably required by Licensor.

Third Parties’ Infringements

In the event that Licensee becomes aware of the use by third parties trademarks or trade names or other distinctive signs or proprietary rights constituting or likely to constitute violation of the Contract Trademark, Licensee shall promptly advise Licensor and either Party shall provide to the other all appropriate mutual assistance in view of the protection of the Contract Trademark, as appropriate, and of the defense of the respective rights of the Parties towards third parties.

Any action to be undertaken against third parties in view of the protection of the Contract Trademark shall be subject to the prior consent in writing of Licensor.  The latter may provide such consent and promote such actions as Licensor will deem appropriate in order to stop the infringement of the Contract Trademark and in order to receive appropriate indemnification for losses, damages and expenses.  Licensor may make the initiation of the aforesaid actions subject to the condition that Licensee accepts to take the connected costs and expenses at its own charge.  Licensor shall not be obligated to provide any consent or initiate any action hereunder if, in the sole opinion of Licensor’s legal experts, the proposal action does not have predominant chances of success or is otherwise legally inadvisable.

6.

CONSIDERATION

Professional fees / Royalties

In consideration for the licensing rights granted hereunder, in respect to the Contract Trademark, Licensee shall pay to Licensor a design fee of $200,000 (two hundred thousand US dollars), which is comprised of $100,000 (one hundred thousand US dollars) per category there being two categories to wit; OPS and FPS boats.  The design fee will be due and payable as follows:

(i)

50% due upon execution of this Agreement;

(ii)

50% due upon said designs being delivered to and accepted by Licensee, the estimated delivery time of which is September 2007.

The design fee will guarantee that one of Licensor’s designers will be devoted to this project on a full-time basis and at the sole expense of the Licensor.

6.2

In consideration of the licensing rights granted hereunder, in respect of the Contract Trademark, Licensee shall pay to Licensor royalties, as follows:

(i)

$10,000 (ten thousand US dollars) per boat for the OPS boat category;

(ii)

$8,000 (eight thousand US dollars) per boat for the FPS boat category.

6.3

In satisfaction of royalty amounts represented in Section 6.2, Licensee is contractually obligated to pay to Licensor royalties for a minimum 25 boats in aggregate of both boat categories during the first twelve months of the agreement. Licensee guarantees Licensor minimum royalty payments during the first twelve months of the Agreement of US$226,000 (two hundred and twenty-six thousand US dollars).   This amount shall be due and payable as follows:

(i)

$50,000.00 (fifty thousand US dollars) due at time of execution of this Agreement;

(ii)

$176,000.00 (one hundred and seventy-six thousand US dollars) due at the earliest occurrence of either completion of the production of the first boat or January 1, 2008;

Licensee expressly acknowledges that the amount of $226,000.00 must be paid to Licensor whether or not Licensee is able to meet the contractual minimum of 25 boats during the first twelve month period.

Moreover, Licensee acknowledges that if it is unable to meet the minimum commitments set forth hereinabove for the twelve month period, upon the completion of the first twelve month period, Licensor and/or Licensee has the right to rescind the Agreement, upon which Licensee will lose its rights to use the Contract Trademark and Licensee’s obligation to pay royalties thereafter will cease.

6.4

After the first twelve months, if the Agreement remains effective through the mutual consent of the Licensor and Licensee, Licensee agrees to pay Licensor royalties for a minimum of 20 boats per category per year (a total of 40 boats per year) for minimum royalty payments of US$360,000 (three hundred and sixty thousand US dollars) through the remainder of the Agreement term.  Royalties due on the contractual minimum after the initial twelve month period through the remaining term of the agreement will be paid by Licensee to Licensor ratably on a monthly basis.

If there are any overage sales (above the  minimum 25 boats for the first twelve month period and 40 boats for each twelve month period thereafter during the term of the agreement) during any of the 5 year agreement term, these amounts for the royalties owed will be due and payable on a quarterly basis.  Licensee shall submit quarterly sales reports documenting the proof of sales for the Contract Products to Licensor for its review within fifteen calendar day of the end of each quarter, thereafter payment shall be immediately due and payable on a quarterly basis.

7

TERM OF AGREEMENT

This Agreement shall be valid for an initial five (5) year term from the date of execution with exclusivity in North, Central and South America and the Caribbean and non-exclusivity for international distribution to other destinations.

8

TERMINATION CONDITIONS

8.1

Either Party will have the right to withdraw, at any moment, from this Agreement terminating the same of its own right (i.e. without the need of a judicial decision), by notifying in writing to the other Party its decision to withdraw from this Agreement, in the event that there are instituted, by or against the other Party, proceedings in bankruptcy or under insolvency laws for the relief of debtors or for reorganization, receivership or dissolution or in the event that such other Party has made or attempts to make an assignment for the benefit of creditors.

8.2

Licensor will have the right to terminate this Agreement, at any moment, of its own right (i.e. without the need of a judicial decision), by notifying in writing to Licensee its decision to so terminate this Agreement, in the events set out below:

(i)

Licensee has failed to pay any amount due to Licensor under Section 6 hereof or has breached any other provision of this Agreement including but not limited to the provisions of Sections 2.2, 3.4, 5.1, 5.2 or 5.3, Licensor has sent a written notice advising Licensee to remedy the breach complained of in the notice and Licensee has failed to remedy the breach within the deadline set out by Licensor in the notice, which deadline shall not be shorter than 10 days;

(ii)

the controlling shareholder(s) of Licensee has (have) changed, without the prior written consent of Licensor, which consent shall not be unreasonably withheld;

(iii)

an agreement has been executed for the transfer of  leasing to a third party of the business of the Licensee or of the branch of business of the Licensee carrying out the manufacturing and/or marketing of the Contract Products, without the prior written consent of Licensor which consent shall not be unreasonably withheld.

8.3

Licensee will have the right to terminate this Agreement of its own right (i.e., without the need of a judicial decision) after the first twelve month period and for every twelve month period thereafter, if it has not sold the minimum number of boats pursuant to section 6.3 and 6.4, by notifying in writing to Licensor its decision to so terminate this Agreement, after which no further royalty payments are due.

8.4

Termination of this Agreement under the provisions of 8.1, 8.2 or 8.3 hereof shall be without prejudice for any other right action or remedy of the Party terminating the Agreement.

9

CONSEQUENCES OF TERMINATION

Upon the termination date of this Agreement (whether pursuant to Section 7 or Section 8 hereof), the following provisions shall become automatically applicable without prejudice for any other right of the non-defaulting party in the case of termination for breach:

(i)

all licensing rights shall cease automatically and Licensee shall forthwith discontinue to manufacture and market the Contract Products with the Licensed Trademark, provided however that where the termination has not been caused by a breach of Licensee, Licensee may continue to sell the Contract Products existing on the termination date, provided that, within 30 days from the sale of said Contract Products, Licensee shall pay to Licensor the amount agreed as defined in Section 6 hereto.

(ii)

In case the Licensee considers continuing the manufacturing of the Contract Products with Licensed Trademark, the present Agreement has to be renewed under conditions to be defined between Licensor and Licensee.

(iii)

Licensee will have the right to continue the manufacturing and marketing of the Contract Products without the Contract Trademark.

10

MISCELLANEOUS

Confidentiality

10.1

Either Party undertakes to treat with the utmost confidentiality (with the same standard of care as applied to its own confidential information) any and all secret information received from the other Party for the proper implementation of the provisions of this Agreement.

Jurisdiction

10.2

The parties executing this Agreement hereby irrevocably acknowledge and agree that any legal action, suit or proceeding brought by or against them with respect to any matter under or arising out of or in any way connected with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the competent courts of the state of Florida.

Governing Law

10.3

This Agreement shall be governed and constructed in accordance with the law of the state of Florida.

No Waiver

10.4

No modification of this Agreement shall be valid unless the same is agreed in writing between the Parties.  Failure by either Party at any time to enforce any of the provisions of this Agreement and any time or indulgence granted by either Party to the other shall not be constructed as a waiver or prejudice any of either Party’s rights hereunder nor prevent either Party from subsequently requiring immediate and full compliance with such provisions or from enforcing its remedies for breaches thereof.

Notices

10.5

All notices and other communications provided for or permitted hereunder shall be in writing and shall be made by either hand delivery first class mail, postage prepaid, return receipt requested or telefax, telecopier or reliable overnight courier addressed as follows (mailed notices shall be deemed delivered 3 days after mailing):

If to Licensor:
Pininfarina	with a copy to:
Extra USA Corp.
Franco Lodato	Renee Adwar, P.A.
350 E. Las Olas Boulevard	848 Brickell Avenue
Suite 1270	Suite 830
Fort Lauderdale, Fl 33301	Miami, FL 33131
If to Licensee :	with copy to :
Challenger Powerboats, Inc.	Michael Novielli
300 Westlink Drive	Dutchess Capital Management LLC
Washington, MO 63090	1110 Route 55, Suite 206
ATTN: Laurie A. Phillips	Town Square
LaGrangeville, NY 12540

Binding Value of Recitals and Exhibits

10.6

The recitals hereof and the Exhibits hereto constitute an integral part of this Agreement with the same binding value.

Exhibits

10.7

This Agreement includes the Exhibits identified below:

Exhibit 1:  Contract Trademark and the rules on the use of the logo

Exhibit 2:  Contract Project (will be prepared and finalized after Licensors initial visit to Licensee)

Relationship

10.8

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and no Party shall have any authority to bind or shall be deemed to be the agent of the other Party in any way.

Headings

10.9

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Amendments

10.10

This Agreement may be amended only by an instrument in writing signed by both parties.

Limited liability

10.11

With regard to the services to be performed by the Licensor pursuant to the terms of this agreement, the Licensor shall not be liable to the Licensee, or to anyone who may claim any right due to any relationship with the Licensee, for any acts or omissions in the performance of services on the part of the Licensor or on the part of the agents or employees of the Licensor, except when said acts or omissions of the Licensor are due to their willful misconduct or negligence.  The Licensee shall hold the Licensor free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to the Licensee pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or negligence of the Licensor and the Licensors are adjudged to be guilty of willful misconduct or negligence by a court of competent jurisdiction.

Attorneys Fees

10.12

In the event that a dispute arises with respect to their agreement the party prevailing in such dispute shall be entitled to seek to recover all expenses, including without limitation, reasonable attorneys fees and costs/ expenses incurred in ascertaining such party’s rights under this agreement in addition to any other relief that may be available, whether or not it was necessary for such party to institute judicial proceedings.

Legal Representation

10.13

Each of the parties expressly acknowledges and agrees that it has consulted with and utilize separate counsel in connection with this agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PININFARINA EXTRA USA CORP	Challenger Powerboats, Inc.

Franco Lodato	Laurie Phillips
Managing Director	President & CEO